Exhibit 99


For Release September 15                         Contact:
4:01 pm                                                   Richard F. Latour
                                                          President and CEO
                                                          Tel: 781-994-4800


                           MICROFINANCIAL INCORPORATED
                - Company Continues To Reduce Debt Obligation -
            - Corporate Headquarters Lease Extended For Two Years -

Woburn, MA -- September 15, 2003 -- MicroFinancial Incorporated (NYSE-MFI), a leader in Microticket leasing and finance, announced today the company continues to reduce its outstanding debt obligations and as of August 31, 2003 has reduced the debt balance in excess of the amounts required by the Company's long-term bank agreement.

The Company's principal payments on its securitization notes and senior credit facility have consistently been paid down according to their repayment schedules. As of September 1, 2003, the senior credit facility debt balance outstanding was $73.5 million, compared to an expected $78.5 million for the same period, as stated in the bank agreement.

The Company also successfully negotiated an extension on the existing lease for its corporate headquarters that will take effect January 1, 2004.

Richard Latour, President and Chief Executive Officer stated, "Once again we continue to surpass our required repayments and other financial expectations of our bank agreement. This includes surpassing our lender's target debt balance by approximately $5.0 million through September 1, 2003 and reducing our total interest bearing debt year to date by over $80 million. In addition, our debt-to-worth ratio, as measured by total liabilities less subordinated debt to total equity plus subordinated debt, stood at 1.5 to 1.0 at August 31, 2003."

About Microfinancial

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.